IMPORTANT NOTICE
- CONCERNING PACO’S $33 PER UNIT OFFER -

PLEASE READ

November 9, 2007

Dear Limited Partner of Boston Financial Qualified Housing Tax Credits L.P. III (the “Fund”):

We at MMA Financial learned for the first time on October 31, 2007 that you may have recently received an offer to purchase your Units in the Fund from an entity named Paco Development, L.L.C. (“Paco”). Paco is not affiliated with the Fund, the managing general partner of the Fund (the “General Partner”) or any affiliates of the General Partner. The General Partner is recommending that you do not tender your Units to Paco. Limited Partners should carefully consider the following factors, which the General Partner considered and believes support its recommendation not to tender Units in the Paco offer:

♦	Paco will pay you no cash for your Units.

On October 30, 2007, the Fund made a distribution of $96.77 per Unit. It is clear from Paco’s offer that the price that it must pay for tendered Units will be reduced by any distributions after October 1, 2007; therefore, if you tender to Paco you will not receive any cash from Paco for your tendered Units. Because Paco’s tender offer is less than the cash distribution made after October 1, 2007, accepting Paco’s offer does not appear, on its face, to be in the best interests of the Limited Partners.

♦	You will lose the right to participate in any future distributions.

The Fund has been selling its interests in properties in anticipation of winding up its business. As a result of such sales, the Fund has just distributed cash of $96.77 per Unit. Limited Partners who tender their Units will be transferring to Paco their right to receive any future distributions from the Fund, including distributions from any refinancing or sale of the Fund’s remaining seven (7) properties. Although there can be no assurance as to the timing, amount or occurrence of any future distributions, the General Partner has projected future distributions of up to $30 per Unit based on its projected sale of interests in the remaining seven (7) properties.

♦	Paco may try to make you pay $10 per Unit in transfer fees even though you received no cash for your Units.

Any transfer of Units requires the payment of a transfer fee of $10 per Unit transferred ($100 minimum/$250 maximum). Paco’s offer states that the amount paid for Units will be reduced by the amount of the transfer fees. It is not clear from Paco’s offer how it intends to handle a situation where it cannot deduct the $10 transfer fee from the purchase price for the Units because the purchase price has already been reduced to $0 as a result of a distribution; however, the offer materials state that “The Seller is responsible for paying this fee.” Because the fee cannot be deducted from the purchase price for the Units, there is a risk that Paco may seek to collect the fee from Limited Partners who tender Units in the offer. You will not incur any transfer fees if you hold your Units through the liquidation of the Fund.

♦	You may not be able to take advantage of the tax benefits inherent in Paco’s offer.

After taking into account the effect of the October distribution, all of the value in Paco’s offer stems from potential tax benefits that a Limited Partner would receive as a result of a transfer of such Limited Partner’s Units. Your ability to take advantage of these potential tax benefits will vary depending on your individual circumstances. To the extent that you are unable to take advantage of these potential tax benefits, the attractiveness of the Paco offer will be reduced accordingly. Also, if your marginal tax rates are less than the assumed tax rates used in the analysis contained in the following points, the attractiveness of the Paco offer will be further reduced.

♦	The potential tax benefits outlined in Paco’s offer are overstated because a portion of them have already been used.

Paco’s offer suggests that most individual Limited Partners who tender shares in the offer will receive a $967 per Unit net tax deduction in 2007, yielding a current year tax benefit of $348 based on an assumed combined federal/state/capital gains tax rate of 36%. Paco’s offer notes that it assumes that no prior Fund losses have been utilized by a tendering Limited Partner; however, that is not a correct assumption because a substantial amount of losses has been released and utilized by each Limited Partner. In addition, Limited Partners will typically have negative capital account balances that would further reduce their tax benefits from tendering in Paco’s offer. The General Partner estimates that the maximum tax benefit that a tendering Limited Partner would receive as a result of tendering to Paco is ordinary losses of $851.68 with offsetting capital gains of $318.50 (assuming a net sale price of $0 per Unit and that the Limited Partner does not pay the transfer fee of $10.00 per Unit). Applying a combined tax rate of 36% to the ordinary losses amount and a combined tax rate of 20% to the capital gains amount results in an estimated net maximum tax benefit of $242.91 per Unit, compared to $346 suggested by Paco’s offer.

♦	The sum of the projected additional distributions plus the estimated tax benefits upon liquidation ($266.91) is greater than the estimated maximum value of Paco’s offer ($242.91).

If the Fund sells its remaining interests in properties in a way that results in a distribution of $30 per Unit, the General Partner estimates that the tax benefits per Unit upon liquidation of the Fund would be ordinary losses of $851.68 and offsetting capital gains of $348.50. Applying a combined tax rate of 36% to the ordinary losses amount and a combined tax rate of 20% to the capital gains amount results in a net estimated tax benefit of $236.91 per Unit. This amount plus the $30 assumed distribution results in a total value of $266.91. This value is $24 (or 10%) greater than the $242.91 estimated maximum value in the Paco offer. It should be noted, however, that this value will be received one or two (or possibly more) years after the tax benefit will be received in the Paco offer. It is also possible that the additional distributions will be greater than $30 per Unit or less than $30 per Unit, depending on whether the Fund is able to liquidate its interests for the amounts currently projected. Even if the additional distributions were $0, the General Partner estimates that the tax benefits upon the liquidation of the Fund would still be $242.91 per Unit.

♦	The amount offered by Paco may be less than the current trading price of Units.

The General Partner does not have historical trading prices for Units in the Fund that take into account the Fund’s distribution of $96.77 per Unit on October 30, 2007. The General Partner’s experience has generally been that prices offered by Paco in tender offers for units of funds managed by the General Partner and its affiliates are less than the most recently reported trading prices for such units on the secondary market, before selling costs, commissions and adjustments for tax benefits. Selling your Units through the secondary market will yield you the same tax benefits as tendering your Units in Paco’s offer. The General Partner disagrees with Paco’s assertion that tax losses of the Fund may be more valuable to Paco than to most individual investors because the General Partner does not project the Fund to generate material passive losses in the future. Paco will likely not have future losses, so it is not uniquely positioned to obtain a tax benefit from buying your Units that other potential purchasers of your Units would not also receive.

♦	Paco may have an information advantage as to the value of the Fund.

Paco is controlled by Mr. David Johnson. In October of 2006, a Nebraska state court judge (Gerald E. Moran) found that entities controlled by Mr. Johnson did not abide by the U.S. Securities and Exchange Commission (the “SEC”) guidance concerning tender offers. (Institutional Bond Investors II, L.L.C. v. America First Tax Exempt Investors, L.P., et. al., In the District Court of Douglas County, Nebraska, Doc. 1053, Page 839). Judge Moran also stated that there was believable evidence that the entity controlled by Mr. Johnson “employs a business strategy wherein it purchases a small fraction of a company or partnership in order to gain a toehold in the enterprise.” Judge Moran observed such strategy as a way “to gain access to sensitive business information which, if successful, is then used for exploitation of either the business, its less sophisticated shareholders, or both.” Similarly, in order to settle a lawsuit, the Fund has made available to Paco business information concerning the Fund that it considers sensitive. While this information was recently filed by the Fund with the SEC, the General Partner believes that Paco expects most limited partners will not have reviewed these filings and will therefore not be as familiar with this information as Paco.

♦	You will continue to receive a K-1 for the next two years.

Paco’s offer to purchase states that the sale of Units will eliminate K-1s after 2007. However, the earliest effective date of any transfer will be January 1, 2008, so at a minimum Limited Partners will receive a K-1 in 2008 for the 2007 tax year and a K-1 in 2009 for the 2008 tax year.

The General Partner’s recommendation that you not tender your Units in Paco’s offer is based on the economic analysis and other factors outlined above. You should decide whether or not to tender your Units based on your individual circumstances. If you decide to sell your Units, it does not mean that you should tender your Units in Paco’s offer. Before doing so, you should speak with your financial advisor and tax advisor and investigate opportunities to sell your Units on the secondary market. On the back of this letter is a list of toll-free numbers of secondary market firms that have traded in Units.

You should note that Paco’s offer is what is commonly referred to as a “mini-tender offer”. Mini-tender offers avoid many of the investor protections afforded for larger tender offers, including the filing of disclosure and other tender offer documents with the SEC, and other procedures required by United States securities laws. The SEC has issued an investor alert regarding mini-tender offers. The SEC noted that “some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” The SEC’s advisory may be found on the SEC’s website at http://www.sec.gov/ investor/pubs/minitend.htm.

This Notice contains forward-looking statements. When used in this Notice, the words “may,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “would,” “goal” and similar expressions are intended to identify forward-looking statements; however, not all forward-looking statements will contain such expressions. Such statements are subject to a number of risks and uncertainties. Actual results or events in the future could differ materially from those described in the forward-looking statements as a result of the General Partner’s inability to find suitable purchasers for the Fund’s interests in properties, the inability to agree on an acceptable purchase price or contract terms for any sale of such interests, fluctuations in the market value of the properties, general economic conditions and other factors. These factors may affect both the amount of distributions ultimately made by the Fund and the timing of such distributions and the liquidation of the Fund. The General Partner does not intend to update any forward-looking statements to reflect the occurrence of any future events or circumstances; however, information concerning the Fund will be available in the filings that the Fund makes with the SEC. These filings may be accessed on the SEC’s web site at http://www.sec.gov.

If you have any questions concerning the General Partner’s recommendation not to tender your Units in the Paco offer, please call MMA Financial Partnership Administration at 1-800-823-4828, between 9AM and 5PM Central Standard Time.

Sincerely,

MMA Financial Partnership Administration

ACS Securities Services, Inc.
MMA Financial Partnership Administration
1-800-823-4828

Below is a listing of secondary market firms that have traded in Boston Financial Tax Credit Limited Partnerships:

DCC Securities Corp.	800-945-0440
American Partnership Services	800-736-9797
Advantage Partnerships	866-735-5579
Napex	800-356-2739
North Coast Securities	800-700-7998
Alliance Partnership Services	800-990-5604

As pricing may vary among secondary market makers, it is recommended that you call more than one. If you have further questions, we recommend that you consult with your Investment Representative.